April 2, 2004                                                                 Exhibit 16.1

Securities and Exchange Commission
450 Fifth Street NW
Washington, DC 20549

Ladies and Gentlemen:

The firm of Beckstead & Watts, LLP was previously principal accountant for Digital Learning Management Corporation (formerly FreePCSQuote.Com, Inc.) (the “Company”). We have read the Company’s statements included under Item 4 of its Form 8-K dated March 30, 2004, and we agree with such statements, except that we are not in a position to agree or disagree with the Company’s statements that the change was approved by the Board of Directors or that AJ Robbins, PC was not engaged regarding any matter that required disclosure under Regulation S-K, Item 304(a)(2).

Very truly yours,

/s/ Beckstead &Watts, LLP

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